Exhibit 10.6.2
Federal Home Loan Bank of Pittsburgh
Supplemental Executive Retirement Plan
Amended and Restated Effective June 26, 2007
Revised December 19, 2008
Further Revised December 18, 2009

Preamble
The Federal Home Loan Bank of Pittsburgh (the “Bank”) participates in the Financial Institutions Retirement Fund (“Retirement Fund”), a defined benefit retirement plan qualified under the Internal Revenue Code (the “Code”) for employees of the Federal Home Loan Bank of Pittsburgh. The Retirement Fund provides benefits to employees based upon age at retirement, years of service and high three-year average salary.
However, as a result of the limitations imposed upon the aggregate amount of benefits that a Participant may receive from the Retirement Fund under Section 415 and other sections of the Code, such limitations causing a reduction in the benefits otherwise provided to certain of the Bank’s executives, the Bank has adopted this nonqualified, unfunded Supplemental Executive Retirement Plan (“Plan”). The purpose of this Plan is to allow certain executives whose benefits under the Retirement Fund would otherwise be significantly restricted by the terms of the Retirement Fund itself or the Code to receive benefits under the Plan in order to make up the benefits lost under the Retirement Fund.

Article I
Definitions
1.1	“Board” or “Board of Directors” means the Board of Directors of the Federal Home Loan Bank of Pittsburgh.

1.2	“FIRF Beneficiary” means the person or persons designated by a Retiree under the provisions of the Retirement Fund to receive his/her benefits in the event of his/her death prior to receipt of all benefits thereunder.

1.3	“SERP Beneficiary” means the person or persons designated by a Participant under the provisions of this SERP to receive his/her benefits in the event of his/her death prior to receipt of all benefits hereunder. If no person is designated by a Participant or the designated person or persons do not survive the Participant, the Participant’s SERP Beneficiary shall be his/her estate.

1.4	“Compensation” means the: a) annual base salary plus b) incentive compensation, (excluding LTI, as defined below) which would be payable to a Participant for services rendered to the Bank (before reductions or deductions for any reason) on account of his/her employment with the Bank. Provided that as to any incentive compensation under the VIP, the Temporary Incentive Plan (each as defined below) or other applicable annual incentive plan adopted by the Board and in effect from time to time, the portion of each Participant’s annual award that shall be included shall not exceed the maximum amount of incentive compensation that would have been included for such Participant in that year if the Bank’s short-term incentive compensation plan in effect as of June 25, 2007 continued in effect after 1/01/2008. The remaining portion of any VIP incentive compensation award shall be excluded from the definition of Compensation.

1.5	“Effective Date” means January 1, 1991.

1.6	“Human Resources Committee” means the Human Resources Committee of the Board of Directors.

1.7	“LTI” means any Long Term Incentive Compensation Plan maintained by the Bank from time to time.

1.8	“Participant” means an executive or other key employee who has been recommended by the Bank President, and confirmed by the Board, as eligible to participate in the Plan.

1.9	“Plan Administrator” means such officer(s) or manager of the Bank who has been appointed by the Human Resources Committee to administer the Plan as set forth in Section 4.2 of the Plan. The Human Resources Managing Director shall serve as the Plan Administrator unless the Board shall appoint another Bank officer(s) or manager.

1.10	“Retiree” means a Participant who has retired under the terms of the Retirement Fund on a normal retirement benefit, an early retirement benefit, or a total and permanent incapacity benefit.

1.11	“Supplemental Thrift Plan” means the Federal Home Loan Bank of Pittsburgh Supplemental Thrift Plan.

1.12	“Supplemental Benefits” means the benefits under this Plan.

1.13	“Separation from Service” means the Participant’s death, retirement, the time at which the Participant’s services performed for the Bank are permanently reduced to no more than 20 percent of the average level of services performed by the Participant over the preceding 36-month period, or other termination of employment all as set forth in applicable definitions under 26 C.F.R. 1.409A-1(h) and related and successor regulations as may be in effect from time to time.

1.14	“Temporary Incentive Plan or TIP” means the annual incentive plan adopted by the Bank’s Board effective January 1, 2009.

1.15	“VIP” means the Bank’s short-term Variable Incentive Compensation Plan adopted by the Bank’s Board of Directors effective January 1, 2008 under which annual incentive compensation awards may be made.

Article II
Participation and Vesting
2.1	Participation. An executive or other key employee shall become eligible for Plan participation on the later of the first day of the calendar month coincident with or next following the date his/her participation is approved by the Board or the Effective Date. Once selected as a Participant, a Participant shall continue as a Participant until the Board determines otherwise. No Participant shall have the right to continue as a Participant in the Plan. Upon designation as a Participant, the Participant will be given a copy of the Plan.

2.2	Termination of Participation. A Participant’s eligibility for Supplemental Benefits under the Plan, if any, shall terminate if his/her employment with the Bank terminates, unless, at that time the Participant is entitled to a vested benefit from the Retirement Fund. A Participant’s Supplemental Benefits under this Plan may be subject to Forfeiture for Cause, at any time, as defined in Section 5.6.

2.3	Vesting of Supplemental Benefits. Supplemental Benefits in this Plan shall vest when benefits vest under the Retirement Fund subject to the Forfeiture for Cause as defined in Section 5.6.

Article III
Amount and Payment of Supplemental Benefits
3.1	Obligation to Pay the Supplemental Benefits – Events Which Trigger Payment. The Supplemental Benefits under this Plan shall be payable by the Bank only with respect to Participants who die or terminate employment with the Bank with vested benefits from the Retirement Fund. Consistent with Section 5.2, such Supplemental Benefits shall be payable only from the general assets of the Bank.

3.2	Amount of Supplemental Benefits. Except in the case of Participant’s death while in active service, the value, if any, of the Supplemental Benefits shall be equal to the excess of (a) over (b), where:
(a)	is the value of the benefit that would be payable (in a lump sum) as calculated by the Retirement Fund (for services to the Bank) to, or on account of the Participant in the Retirement Fund, if the provisions of the Retirement Fund were administered:
(i)	without regard to the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code;

(ii)	with benefit service calculated from date of hire with the Bank;

(iii)	with restoration of Compensation reduced as a result of the Participant’s deferral of such Compensation under the terms of the Supplemental Thrift Plan; and

(iv)	using the Compensation definition in this Plan.
(b)	is the value of the benefit as calculated by the Retirement Fund in a lump sum (for services to the Bank), payable to or on account of the Participant in the Retirement Fund.
3.3	Amounts Vested as of 12/31/04 – Form of Payment of Supplemental Benefits. A Participant must file a written payment election with the Plan Administrator indicating the form of payment of Supplemental Benefits under this Plan; provided, however, that any election made within one year of the first day (January 1) of the calendar year in which the Participant would become eligible to receive payment of Supplemental Benefits under this Plan shall not be effective, and the election in effect immediately prior to the election(s) made within such one-year period shall be deemed to be the election of the Participant. It is expressly agreed that, except in the case of a Participant’s death in active service or as otherwise provided in this Plan, initial payment of Supplemental Benefits due to a Participant under this Plan shall begin within 90 days following the date of Participant’s Separation from Service, as defined above. The manner in which such Supplemental Benefits are paid to a Participant shall be in accordance with the

Participant’s payment election then in effect. If the Participant has elected a single lump sum payment, such payment shall be made within 90 days of Participant’s Separation from Service. If the Participant has elected a form of payment other than a single lump sum payment, the initial installment shall be paid within 90 days of Participant’s Separation from Service and each remaining annual payment shall be made no later than March 31 of each succeeding year. The available forms of payment of the Supplemental Benefits payable hereunder shall be as follows:
(a)	a life annuity over the life of the Participant;

(b)	a 100 percent joint and survivor annuity over the life of the Participant and Participant’s spouse;

(c)	a 50 percent joint and survivor annuity over the life of the Participant and the Participant’s spouse;

(d)	a revised retirement allowance during life with some other benefit payable upon the Participant’s death, where either a dollar amount or percentage of the retirement allowance and death benefit respectively are specified in the payment election;

(e)	a single lump sum payment; or

(f)	a partial lump sum payment equal to 25 percent, 50 percent or 75 percent of the total benefit and an annual allowance for the remainder of the benefit which must commence at the time of the partial lump sum payment.
If a Participant fails for any reason to have a valid and effective written payment election hereunder, Supplemental Benefits under this Plan shall be paid within 90 days of the later of the first day of the month in which the Participant has a Separation from Service or attains age 65 and shall be paid in the form of a single lump sum payment.

At any time when a Participant who is a party to a split dollar life insurance agreement with the Bank (an “SDA”) has an advance cash surrender value election in force under the SDA, such Participant shall, regardless of any other payment election made under this Plan, be deemed to have elected a single lump sum payment under this Plan. A Participant who is a party to an SDA and wishes to make a payment election under this Plan other than a lump sum payment may do so only if he/she revokes any advance cash surrender value election in force under the SDA.

3.4	Amounts Not Vested as of 12/31/04 – Form and Timing of Payment of Supplemental Benefits. A Participant must file a written payment election with the Plan Administrator indicating the form of payment of Supplemental Benefits under this Plan; provided, however, that any election made within one year of the first day (January 1) of the calendar year in which the Participant would become eligible to receive payment of Supplemental Benefits under this Plan shall not be effective, and the election in effect immediately prior to the election(s) made within such one-year period shall be deemed to be the election of the Participant. Notwithstanding the foregoing, no change in a payment election may be made which impermissibly accelerates any payment, including any revocation of a prior election. Any change in the form of annuity or other installment payment election, from a partial or full lump sum election to an installment or annuity payment election or from an installment or annuity election to a form of lump sum election (“Revised Election”) will become effective on the first January 1 which is twelve months after the date of the election.

In addition, with respect to any such Revised Election (excluding a change in the form of an annuity payment election from one form of annuity payment to another annuity form that is “actuarially equivalent” to the prior elected annuity form as determined by the Bank in accordance with applicable law and regulations) the payment of the Participant’s Supplemental Benefits to be paid to the Participant must be deferred by at least five years after the date on which such payment would have been made. For this purpose, a series of installment or annuity payments shall be treated as the entitlement to a single payment on the date of the first payment. Initial payment of Supplemental Benefits due to a Participant under this Plan shall begin within 90 days following the date of Participant’s Separation from Service with the Bank. The manner in which such Supplemental Benefits are paid to a Participant shall be in accordance with Participant’s payment election then in effect. If the Participant has elected a single lump sum payment, such payment shall be made within 90 days of Participant’s Separation from Service. If the Participant has elected another form of payment, the initial installment shall be paid within 90 days of Participant’s Separation from Service and each remaining annual payment shall be made no later than March 31 of each succeeding year.

The available forms of payment of the Supplemental Benefits payable hereunder shall be as follows:
(a)	a life annuity over the life of the Participant;

(b)	a 100 percent joint and survivor annuity over the life of the Participant and Participant’s spouse;

(c)	a 50 percent joint and survivor annuity over the life of the Participant and the Participant’s spouse;

(d)	a revised retirement allowance during life with some other benefit payable upon the Participant’s death, where either a dollar amount or percentage of the retirement allowance and death benefit, respectively, are specified in the payment election;

(e)	a single lump sum payment; or

(f)	a partial lump sum payment equal to 25 percent, 50 percent or 75 percent of the total benefit and an annual allowance for the remainder of the benefit which must commence at the time of the partial lump sum payment.
If a Participant fails for any reason to have a valid and effective written payment election hereunder, Supplemental Benefits under this Plan shall be paid within 90 days of the later of the first of the month in which the Participant has a Separation from Service or attains age 65 and shall be paid in the form of a single lump sum payment.

Effective as of January 1, 2005, at any time when a Participant who is a party to an SDA has an advance cash surrender value election in force under the SDA, such Participant shall, regardless of any other payment election made under this Plan, be deemed to have elected a single lump sum payment under this Plan. A Participant who is a party to an SDA and wishes to make a payment election under this Plan other than a lump sum payment may do so only if he/she revokes any advance cash surrender value election in force under the SDA and, whether or not such an election has been made under the SDA, irrevocably waives the right to make such an election in the future. In addition, any such election under this Plan which is a Revised Election, shall be subject to the restrictions on Revised Elections set forth above in this Section 3.4.

3.5	Amounts Not Vested as of 12/31/04 – Revision of Existing Payment Election Prior to 12/31/07. The Plan is hereby amended to permit each Participant, on or before December 31, 2007, to amend his/her current payment election as in effect on June 25, 2007, covering amounts not vested as of December 31, 2004. Such a revised payment election shall be referred to as a “Transition Election.” Provided that such Transition Election does not result in a payment in 2007, such Transition Election shall become effective upon receipt by the Plan Administrator and shall not be subject to the terms of Section 3.4. Any Transition Election shall be subject to the requirements of I.R.S. Notice 2006-79.

Additional Transition Election Prior to 12/31/08: Effective January 1, 2008, the Plan is hereby amended to permit each Participant, on or before December 31, 2008, to amend his/her current payment election with respect to amounts not vested as of December 31, 2004. Such a revised payment election shall be referred to as the 2008 Transition Election. Provided that such Transition Election does not result in a payment in 2008, such 2008 Transition Election shall become effective upon receipt by the Plan Administrator and shall not be subject to the terms of Section 3.4. Any Transition Election shall be subject to the requirements of I.R.S. Notice 2006-79, as modified by IRS Notice 2007-86.

3.6	Death Benefit. In the event of the death of a Participant while in active service, but prior to becoming a Retiree, the death benefit will equal the excess of (a) over (b) where:
(a)	is the death benefit (as calculated by the Retirement Fund) that would otherwise be payable to the FIRF Beneficiary under the Retirement Fund, if the provisions of the Retirement Fund were (i) administered without regard to the limitations imposed by Sections 401(a)(17) and 415 of the I.R.C. and (ii) calculated from the date of hire. For purposes of determining the benefit under this subsection (a), (i) any deferrals made by or on account of the Participant to the Supplemental Thrift Plan are to be included as Compensation and (ii) Compensation shall be defined as under this Plan.

(b)	is the death benefit, as calculated by the Retirement Fund.

3.7	Restoration of Employment. If a Participant is restored to employment with the Bank, ongoing payments under the Plan shall be discontinued. Upon death or other Separation from Service with the Bank, the Participant’s Supplemental Benefits under the Plan shall be recomputed in the manner of the applicable provisions of this Plan and the Retirement Fund, and shall again become payable to such Participant in accordance with the provisions of the Plan, but be reduced by the amounts already paid to the Participant under the Plan.

Article IV
Administration of the Plan
4.1	Human Resources Committee. The Board has delegated to the Human Resources Committee authority over, and responsibility for, the interpretation and administration of the Plan; except that, the power to determine eligibility for participation in the Plan pursuant to Section 2.1 is reserved to the Board. The Human Resources Committee shall interpret and construe the Plan and have the responsibility to ensure that its provisions are carried. The Human Resources Committee shall exercise such power and responsibilities in its sole and absolute discretion. The Human Resources Committee shall designate an officer(s) or manager of the Bank to act as administrator of the Plan, to perform those duties set forth below in Section 4.2.

4.2	Plan Administrator. The Plan Administrator shall:
(a)	act as the point of contact for submission of claims for Supplemental Benefits under the Plan;

(b)	calculate the Supplemental Benefits due under the Plan or arrange for the calculation of Supplemental Benefits;

(c)	inform Participants of the terms of the Plan and respond to their questions regarding the Plan;

(d)	review and process claims for the payment of Supplemental Benefits under the Plan;

(e)	provide necessary reporting to Bank management, Participants, the Human Resources Committee, the Board and others, as necessary; and

(f)	take such other action as required to perform the tasks listed hereunder or otherwise administer the terms of the Plan. In fulfilling the responsibilities in this section, the Plan Administrator may use other Bank staff, other agents or engage contractors.
4.3	Claims Procedure. All claims for Supplemental Benefits shall be in writing and shall be filed with the Plan Administrator. If the Plan Administrator wholly or partially denies a Participant’s or SERP Beneficiary’s claim for Supplemental Benefits hereunder, the Plan Administrator shall, within 90 days after the Plan’s receipt of the claim, give the claimant written notice setting forth in understandable language:
(a)	the specific reason(s) for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information which must be submitted to perfect the claim, as well as an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure.
The claimant shall have 60 days after the day on which such written notice of denial is handed or mailed to him/her, in which to apply (in person or by authorized representative), to the Human Resources Committee, in writing, for a full and fair review of the denial of his/her claim. In connection with such review, the claimant (or his/her representative) shall be afforded reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

The Human Resources Committee shall issue its decision on review promptly and within 60 days after the Plan’s receipt of the request for review, unless special circumstances require an extension to not later than 120 days after receipt of the request for review. (Written notice of any such extension shall be furnished to the claimant before the commencement of such extension.) The decision shall be in writing and shall be in understandable language setting forth specific reasons for the decision and specific references to pertinent Plan provisions on which the decision is based.

Article V
General Provisions
5.1	Rights to Employment. The establishment of the Plan, and selection of an executive for inclusion as a Participant in the Plan, shall not be construed as conferring any legal rights upon any Participant or other person for the continuation of employment; nor shall it interfere with the rights of the Bank to discharge any Participant and to treat him/her without regard to the effect such treatment might have upon him/her as a Participant in the Plan.

5.2	Source of Funding – Participant as General Creditor. The Bank shall not be required to establish any form of trust or funded account for the purpose of providing the Supplemental Benefits under this Plan. The Bank, in its sole discretion, may choose to establish funding arrangements with respect to the Plan on such terms and conditions as the Bank deems appropriate; provided, however, that the assets of the Bank held pursuant to any such arrangement shall remain subject to the claims of the Bank’s general creditors. Any Participant who may have or claim any interest in or right to any Supplemental Benefits payable hereunder, shall rely solely upon the unsecured promise of the Bank as set forth herein, for the payment of the claim. Nothing herein contained should be construed to give to or vest in any Participant, now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatever owned by the Bank, or in which the Bank may have any right, title or interest, now or at any time in the future. The Plan is not intended to be a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the Bank shall not be required to qualify the Plan under the Internal Revenue Code.

5.3	Incapacity. In the event that the Human Resources Committee shall find that a Participant is unable to care for his/her affairs because of illness or accident, the Human Resources Committee may direct that any Supplemental Benefits payment due him/her, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his/her spouse, a child, a parent or other blood relative, or to a person with whom he/she resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

5.4	Reporting and Withholding of Taxes. The Bank shall file Form W-2 and other applicable tax documents as required under applicable federal and state law, including, without limitation, any required annual federal tax filings of a Participant’s accrued benefits under or payments from the Plan. The Bank shall have the right to deduct from each Supplemental Benefits payment to be made under the Plan any required withholding taxes and shall withhold or cause to be withheld from all payments or accruals of Supplemental Benefits under the Plan (if applicable), all federal, state or local taxes required to be withheld by law. The Participant shall be liable for the payment of all taxes on the Supplemental Benefits under the Plan that are the Participant’s responsibility under the laws establishing such taxes.

5.5	Alienation of Supplemental Benefits Under the Plan. Supplemental Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the Supplemental Benefits under the terms of the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant or SERP Beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment voluntarily or involuntarily, the Bank, in its discretion, may hold or cause to be held or applied such distribution or payment or any part thereof to or for the benefit of such Participant or SERP Beneficiary in such manner as the Bank shall direct.

5.6	Forfeiture for Cause. The Supplemental Benefits otherwise payable under the Plan to a Participant may be subject to forfeiture for cause at any time. “Cause” shall mean:
(a)	the perpetration by a Participant of a defalcation involving the Bank or any affiliate;

(b)	willful, reckless or grossly negligent conduct of a Participant entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Bank or an affiliate;

(c)	the repeated and deliberate failure by a Participant to comply with reasonable policies or directives of the Board; or

(d)	the breach by a Participant of a noncompetitive covenant or agreement with the Bank or affiliate.
Whether the facts in any case amount to “Cause” shall be determined by the Board of Directors.

5.7	Compliance with Laws. The provisions of the Plan shall be construed, administered and governed under the laws of the United States including, without limitation, Internal Revenue Code Section 409A and implementing regulations and, to the extent they defer to state law, the laws of the Commonwealth of Pennsylvania.

5.8	Construction. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been inserted herein.

5.9	Amendment and Termination. The Bank specifically reserves the right, in the sole and unfettered discretion of its Board, at any time, to amend, in whole or in part, any or all of the provisions of the Plan and to terminate the Plan in whole or in part; provided, however, that no such amendment or termination shall reduce or eliminate the rights of a Participant accrued hereunder to the date of such amendment or termination. Provided further, that no such termination shall result in an impermissible acceleration of any amount deferred under this Plan that would violate the provisions of Internal Revenue Code Section 409A(a)(3) or Treasury Regulation Section 1.409A-3(j) or any successor regulations.

5.10	Binding on Successors. The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank. Nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization, which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.

5.11	Permissible Payment Acceleration. In the event of an Internal Revenue Code Section 409A Plan failure that results in income inclusion to a Participant, payment of Participant’s benefits under this Plan shall be accelerated; provided that, the amount of the accelerated payment shall not exceed the amount required to be included in Participant’s income due to the Plan failure.